Exhibit 99.3

Amesite Inc. CEO, Dr. Ann Marie Sastry, to Appear on Yahoo Finance TV’s Final Round on Monday, March 4, 2019

ANN ARBOR, Michigan – Monday, March 4, 2019—Amesite, Inc. (the “Company”), an artificial intelligence software company targeting the higher and continuing education markets, announced today its CEO, Dr. Ann Marie Sastry, is scheduled to appear on Yahoo Finance TV’s streaming show, “Final Round”, on Monday, March 4th. Final Show is hosted by Jen Rogers and Myles Udland and airs weekdays from 3:00 pm ET to 5pm ET.

Amesite’s online learning solutions for colleges, universities, faculty and students utilize artificial intelligence technologies, including machine learning and natural language processing, to deliver cost effective, cloud-based digital versions of lower level courses that greatly enhance and improve the learning experience of students. Amesite’s online platform includes customized user messaging and tracking as well as seamless integration of current events into traditional course materials, creating a more meaningful experience for both students and instructors alike.

Amesite CEO, Dr. Ann Marie Sastry, said “We are pleased to discuss Amesite’s education technology, products and markets and how we intend to help. Our aim is to rethink online learning as a more interactive, personalized and accessible activity, across sectors.”

More information on the company is available at https://www.amesite.com/.

About Amesite Inc.

Amesite is a high tech artificial intelligence software company offering a cloud-based platform for college and university courses to be cost-effectively and conveniently delivered to learners online and in hybrid online/on campus formats. Amesite uses artificial intelligence technologies to provide customized environments for learners, easier-to-manage interfaces for instructors, and greater accessibility for college degree seekers in the US education market and beyond. The Company leverages existing college infrastructures, adding mass customization and cutting-edge technology to provide cost-effective, accessible, scalable and improved learning experiences to students. Founded in 2017, Amesite is based in Ann Arbor, Michigan. For more information, visit https://amesite.com.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning the Company, the Company’s online machine learning platform, the Company’s business plans, the commercialization of the Company’s online learning solutions, existing and potential customers and partners, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its platform are set forth in the Company’s filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

The Del Mar Consulting Group, Inc.

Robert B. Prag, President

858-794-9500

bprag@delmarconsulting.com

##END##